Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS AGREEMENT (hereinafter: the “Agreement”) is made and entered effective on the 20 day of December 2012, by and between Makhteshim Agan Industries, Ltd., an Israeli company whose principal place of business is Golan Street, Airport City, Israel (hereinafter: the “Company”), and Ignacio Dominguez (hereinafter: the “Employee”).

WHEREAS	The Employee was previously employed by Makhteshim Agan Holding, B.V. (“MAH”); and

WHEREAS	the Company wishes to employ the Employee, and the Employee agrees to be employed by the Company, in accordance with the terms and conditions set forth herein; and

WHEREAS	the Employee declares that there are no legal or other obstacles, preventing him from entering into this Agreement and that he has the skills, expertise, and experience required to fulfill his duties pursuant to the terms of this Agreement; and

WHEREAS	the parties wish to set forth the terms and conditions of the Employee’s employment in this Agreement

NOW, THEREFORE, the parties agree as follows:

1.	General

1.1.	The preamble to this Agreement and any appendix or schedule hereto constitute integral parts of this Agreement.

1.2.	The Employee warrants and acknowledges that this Agreement will bind the Parties as of the Commencement Date (as defined hereunder) and further that the terms of this Agreement shall have no retroactive effect and shall not be applicable to any period of employment with any affiliate of the Company prior to the Commencement Date.

1.3.	The Employee further warrants and acknowledges that he has received in full all of his rights in accordance with his employment by MAH. (including but not limited to all compensation and social benefits granted to him pursuant to the Agreement between Employee and MAH., dated October 1, 2008 and applicable law). The Employee further acknowledges that his seniority with the Company in connection with this Agreement begins on the Commencement Date, and that his period of employment with MAH. shall not be considered, for purposes of determining the Employee’s rights in accordance with this Agreement and applicable law. The Employee hereby waives all claims, rights and allegations against the Company, MAH. or any affiliate thereof in connection with the terms of employment (or any consulting agreement) for the period before the Commencement Date and undertakes to indemnify the Company and its affiliates against any and all damages, expenses, or losses (including attorney’s fees), whether direct or indirect, arising out of or in connection with any such claim by the Employee.

2.	Term

The Employee’s employment with the Company, under this agreement, will commence on January 1, 2013 (hereinafter: the “Commencement Date”) and shall continue until terminated in accordance with the provisions of Section 7 hereof (hereinafter: the “Term”).

3.	Position and Work Hours

3.1.	The Company hereby employs the Employee as Chief Commercial Officer (“CCO”). The direct supervisor of the Employee shall be the CEO of the Company. The Employee shall work on a full-time basis, for a minimum of five-days a week, and for additional time, as required by the Company.

3.2.	During the Employee’s employment with the Company, the Employee shall have the authority, functions, duties and responsibilities, as may be amended from time to time by the Company’s CEO or any other person designated from time to time by the CEO, and shall report thereto.

3.3.	It is hereby acknowledged and agreed that the Employee’s position in the Company shall be deemed a senior position and/or one which shall require a special degree of trust, and/or is a position which does not enable the Company to supervise the work and rest hours of the Employee, and therefore the provisions of The Work and Rest Hours Law, 1951 (hereinafter: the “Work and Rest Hours Law”), shall not apply to the Employee’s employment with the Company.

3.4.	The Employee acknowledges and agrees that the Salary (as set forth hereunder) and benefits provided for in this Agreement, constitute a proper and just reward for the requirements of his position, status and demanding work hours. Accordingly, the Employee shall not be entitled to any additional bonus or other payment for extra hours of work, other than as provided hereunder.

4.	Employee’s Undertakings

The Employee affirms and undertakes:

4.1.	To devote his entire working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of his duties with the Company.

4.2.	To perform and discharge faithfully, with devotion, and honesty, his obligations and duties hereunder.

4.3.	To comply with all the Company’s regulations, rules, policies, and procedures, as may be determined by the Company from time to time.

4.4.	To travel abroad from time to time if and as may be required pursuant to his position.

4.5.	Not to, without the prior written consent of the Company: (i) assume directly or indirectly any employment or consultancy obligation unrelated to the Company or any affiliate thereof or (ii) receive, at any time, whether during the Term and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his employment with the Company.

4.6.	To inform the Company of any affairs and/or matters that might be in conflict of interest with the Employee’s employment with the Company or his duties hereunder.

4.7.	To maintain the terms of this Agreement in strict confidence and refrain from disclosing to any third party, any terms of this Agreement.

4.8.	After the Employer-Employee relationship is severed for any reason whatsoever, to immediately return to the Company all material related to the Company, written or otherwise, which is in the Employee’s possession or control.

5.	Compensation

5.1.	Salary

5.1.1.	In consideration for the Employee’s fulfillment of his obligations under this Agreement, the Company shall pay the Employee a gross annual salary of 576,700 (Five Hundred Seventy Six Thousand Seven Hundred) Swiss Francs paid in New Israeli Shekel as set forth herein (hereinafter: the “Salary”). The Salary shall be paid in twelve equal installments, on the customary date on which the Company makes such payments, but not later than the date required by law. The new Israeli Shekel value of the Salary shall be determined based on the last Swiss franc/New Israeli Shekel exchange rate published by the Bank of Israel prior to the signing date, The Salary will be linked to the Israeli Consumer Price Index. The term “Salary” shall include any raises, if granted.

5.1.2.

The Employee shall, at his discretion, be entitled to request that a portion of his Salary be paid to a pension fund or other fund, or be used for travel expenses, for residential expenses, or other purposes. In such case, the Employee will notify the Company in writing of the amount which it wishes the Company to pay and the identity of any third-party payee. The Company will pay such third party by deducting the requested amount from the Salary. In the event that the requested amount of any such deduction exceeds the Salary to which the Employee is entitled after any deductions in accordance with law or this Agreement, the Company shall not be required to make any payments pursuant hereto. For the avoidance of doubt, this provision shall not impose on the Company any obligation toward any third party paid in accordance herewith, and the Employee agrees to indemnify the Company in full against any claim by such third party.

5.1.3.	Beginning one year after the Commencement Date, the Employee shall be entitled to a raise in his Salary, such that his gross annual Salary after such raise will be 614,460 (Six Hundred Fourteen Thousand Four Hundred Sixty) Swiss Francs. For the avoidance of doubt, the new Israeli Shekel value of the aforementioned raise shall also be determined based on the last Swiss franc/new Israeli Shekel exchange rate published by the Bank of Israeli prior to the signing date.

5.2.	Bonuses

5.2.1.	In order to provide an incentive for the Employee in the performance of his duties, the Company may, based on its sole discretion (taking into account, inter alia, any senior employee incentive plan, if adopted, factors such as the performance of the Company and the Employee, and any company policy as it may be amended from time to time), subject to the approval of the Company’s appropriate governing bodies in accordance with law, pay the Employee an addition to the Salary as listed above, an annual bonus (hereinafter: the “Bonus”). The Bonus will be paid not later than thirty (30) days after publication of the Company’s annual audited consolidated financial statements.

5.2.2.	For the avoidance of doubt, it is hereby clarified that the Bonus is a special and contingent compensation, which will not be considered as part of the Employee’s Salary and the Employee will not be entitled to any benefit or social rights for the Bonus.

5.3.	General

The Company shall deduct any income tax, social security health insurance, and other applicable compulsory payments, which it is required to withhold with respect to the Salary and/or Bonus and shall remit such amounts to the proper authorities, unless explicitly stated otherwise in this Agreement.

6.	Other Benefits

6.1.	Pension

The Employee shall be entitled, at his discretion, to a pension fund or Manager’s Insurance Policy (“Pension Fund”), in accordance with Israeli law, and the Company shall contribute to the Pension Fund (for severance compensation and retirement (Gemel component)) the percentage of the Employee’s Insured Salary, required to be contributed by the Company in accordance with applicable law. The “Insured Salary” pursuant to this Section means the Average Salary in the Market, as defined in the “Expansion Order, for All Encompassing Pension Insurance in the Market.” In addition, the Employee shall contribute and for that purpose hereby irrevocably authorizes and instructs the Company to deduct from his Salary at source any contribution required to be paid by him to such Pension Fund, in accordance with Israeli law.

6.2.	Annual Leave

6.1.1.	The Employee shall be entitled to annual leave of 26 working days per year, but in no event less than the amount of annual leave that the Employee is entitled to under the applicable law. (The right to vacation days shall be calculated on the basis of a five-day work-week). Vacation shall be taken after the provision of reasonable prior notice and at a time and manner, which to the extent possible, will not interfere with the proper operation of the business. Each such leave shall be coordinated with the direct supervisor in advance.

6.1.2.	The Employee may accumulate up to two years of annual leave, provided that the Employee took seven (7) consecutive days of vacation in each year.

6.1.3.	For the avoidance of doubt, in the event of termination of employment, for any reason, the Employee shall be entitled to redemption of annual leave solely in accordance with and subject to the provisions of the Annual Leave Law of 1951.

6.3.	Sick Leave

The Employee shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law – 1976, but the Employee will be entitled to payment for sick leave beginning on the first day of his illness and, in any event, will be entitled to no less than ninety (90) sick days, during the entire period of his employment. For the avoidance of doubt, in the event of termination of employment for any reason, the Employee shall not be entitled to any compensation for unused sick leave. In the event that the Employee is entitled to payment from any insurance company or any other body for such disability, he will not be entitled to sick-leave payment from the Company.

6.4.	Recreation Pay

The Employee shall be entitled to annual recreation pay in accordance with Israeli regulations in effect with respect to such pay.

6.5.	Travel

6.5.1.	The Employee shall be entitled to travel health insurance when he is abroad on business in line with the insurance provided by the Company to other senior employees and in accordance with the Company’s policy in effect at the time.

6.5.2.	During periods when the Employee is traveling abroad, the Employee shall be reimbursed for all reasonable travel, lodging, food, and other expenses against receipt of the same, in accordance with the Company’s policies.

6.6.	Vehicle

6.6.1.	The Company shall make a company car available to the Employee, in accordance with the Company’s practice with respect to other management team members, for use by the Employee in the performance of his duties.

6.6.2.	The Company shall bear all expenses related to the possession and use of the car, including licensing and insurance. The Employee will be responsible for maintaining the vehicle,

6.6.3.	The Employee shall strictly adhere to the transportation laws, and the Employee alone is liable for any offenses including parking tickets and traffic offenses. The Company shall be entitled to deduct any fine imposed with respect to use of the vehicle (when in the Employee’s possession) from the Employee’s salary and from any other rights or benefits to which he is entitled. By signing this Agreement, the Employee hereby agrees to the above deduction.

6.6.4.	The parties confirm, for the avoidance of doubt, that the Company shall bear any tax liability applicable to the vehicle, to the extent that such may apply. However, it is explicitly clarified that the Company shall have the right to determine otherwise, in accordance with its sole discretion, in connection with the tax liability, such that the Employee shall bear the foregoing in this subsection. The above shall not be considered to be a reduction of the benefits that the Employee is entitled to, but rather an agreed-upon change.

6.6.5.	Upon the termination of this Agreement for any reason, the Employee shall return the vehicle to the Company, and the Employee shall not have any right or lien with respect thereto.

6.7.	Telephone Phone and Facsimile

6.7.1.	The Company shall provide Employee with a cell phone. The Company shall bear all fixed and ongoing expenses relating to the use of the cell phone. To the extent that it is possible: the Employee’s cell phone number shall be the number being used by the Employee before the Commencement Date, and after the termination of the Agreement, the Employee shall retain such number. The Employee shall adhere to Company’s policies with respect to use of the cell phone. The Company shall bear tax liability in connection with the above.

6.7.2.	The Employee shall be entitled to reimbursement for one telephone line, and one internet connection line in his residence, in accordance with appropriate documentation regarding the same. The Company shall bear liability for taxes in connection with the reimbursement of such expenses.

6.2.	Health Insurance

The Employee shall be entitled to private health insurance coverage for himself and for members of his immediate family, who reside with him in Israel, in accordance with Company policy, as such may be amended from time to time.

6.3.	Option Plan

The Employee shall be eligible to participate in an employee option plan for the Company’s senior employees (in the event that such a plan is adopted and approved by the Company’s governing bodies) in the manner prescribed by the Company’s governing bodies. In the event that the Company’s governing bodies decide to issue options to an employee, the Company’s management, at its sole discretion, will recommend to the Board of Directors that options be granted to the Employee in accordance with his position in the Company.

6.4.	Insurance and Indemnification

The Company will, for the Term, provide the Employee with Director’s and Officer’s Insurance, subject to the Company’s Articles of Association, policies, and any applicable law, in accordance with the Company’s practice with respect to its officers.

6.5.	Moving Expenses

Subject to the Company’s policies, the Company shall bear all reasonable relocation expenses of Employee and his immediate family to and from Israel In the event the Company relocates the Employee outside of Israel to a different position within the Company group or terminates the Employee (other than Termination for Cause), such expenses shall include any payments under the lease agreement for the personal housing that the Employee shall have to bear resulting directly from early termination of his lease agreement.

7.	Term and Termination

7.1.	The Company and/or the Employee may terminate this Agreement by providing prior written notice to the other party (“Termination Notice”). The amount of required notice shall be six (6) months plus three months for each five-year period with the Company (“Notice Period”). The Notice period will not apply in the event of Termination for Cause, in which case the termination will be according to law.

7.2.	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:

7.2.1.	During the Notice Period, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations to the Company and to take all steps, to the Company’s satisfaction, to ensure the orderly transition to any persons designated by the Company of all matters handled by the Employee during the course of his employment with the Company.

7.2.2.	The Company reserves the right to determine, at its discretion, whether to waive the Employee’s presence at work and his performance of work during the Notice Period, in whole or in part, without this impairing the Employee’s right to receive the Salary and benefits for the Notice Period, according to this Agreement. For the avoidance of doubt, during the Notice Period, the Employee will be considered an employee of the Company until the end of the Notice Period (including for purposes of any option vesting period).

7.2.3.	For the avoidance of doubt, it is clarified that, in the event the Company waives any and/or all of the Employee’s services with the Company during the Notice Period as aforesaid, the Employee shall, immediately, upon receipt of notice of such waiver, return to the Company any and all company materials and equipment provided to him for purposes of the performance of his duties under this Agreement.

7.3.	The provisions of Sections 7.1 and 7.2 above notwithstanding, the Company, by furnishing a notice to the Employee, shall be entitled to terminate his employment with the Company with immediate effect where said termination is due to circumstances that do not entitle the Employee to severance payments under the Severance Compensation Law, 1963 and/or under any judicial decision of a competent tribunal (“Termination for Cause”). In the event of such termination, without derogating from the rights of the Company under this Agreement and/or any applicable law, the Employee shall not be entitled to severance pay and/or to any of the consideration specified in Sections 7.1 and 7.2 above.

7.4.	Upon termination of the Employee’s employment with the Company, and as a condition to the fulfillment of the Company’s obligations, if any, toward the Employee at such time, the Employee affirms and undertakes to transfer his position to his replacement, as shall be determined by the Company, in an efficient, complete, appropriate and orderly manner.

7.5.	In the event of termination of employment by the Company (other than in the case of Termination for Cause), then the Employee shall be entitled to severance compensation as follows: the greater of (i) Three Hundred Thousand Euro; or (ii) the amount of severance compensation payable to the Employee in accordance with applicable law. For the avoidance of doubt, in the event that the Employee’s severance compensation in accordance with applicable law does not exceed Three Hundred Thousand Euro, the Company shall pay the severance compensation according to applicable law and any remaining balance, such that the Employee will receive severance compensation in the amount of Three Hundred Thousand Euros. For purposes of this Section 7.5 only, in the event that: the Company is replacing the current CEO and the candidacy of the Employee for such position is not considered by the relevant bodies of the Company managing the hiring process or his candidacy is considered but he is not appointed to the position, and the Employee resigns as a result thereof, the Employee shall be deemed to have been terminated by the Company.

7.6.	In the event that the Employee resigns (other than for the reason stated in Section 7.5 above), then the Employee shall only be entitled to the amount of severance compensation, which would have been payable to the Employee in accordance with applicable law, had the Employee been terminated by the Company.

7.7.	For the avoidance of doubt, any amounts accrued on the Employee’s behalf in any Pension Fund, if any, and transferred to the Employee upon termination shall be considered as part of the Employee’s severance compensation payment.

8.	Confidentiality, Non-Competition, Non-Solicitation, and Intellectual Property.

8.1.	Confidentiality

8.1.1.	The Employee acknowledges and agrees that he will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology from the Company’s product research and development, including without limitation, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, and test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be referred to as “Proprietary Information”.

8.1.2.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to the Employee prior to his association with the Company and can be so proven; (ii) shall have become a part of the public knowledge except as a result of breach of this Agreement by the Employee; (iii) reflects general skills and experience gained during the Employee’s engagement by the Company; or (iv) reflects information and data generally known the industries or trades in which the Company competes.

8.1.3.	The Employee agrees and declares that all Proprietary Information, patents, trademarks, copyrights and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during his engagement by the Company and after his termination, the Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company except as may be necessary in the ordinary course of performing the Employee’s duties hereunder.

8.2.	Non-Compete and Non-Solicitation

The Employee hereby covenants that throughout the Term and for a period of twelve 12 (12) months following the effective date of termination of the Employee’s employment (for any reason):

8.2.1.	The Employee will not, directly or indirectly, be employed by or provide any services to (whether as an employee, independent contractor, shareholder, or partner) a Competing Company. For purposes herein, “Competing Company” means a company, in Israel or abroad, which engages in the field of agrochemicals, seeds, plant-breeding, and plant genetics.

8.2.2.	The Employee will not offer, solicit, interfere with and/or endeavor to entice away from the Company and/or any of its affiliates, any person, firm or company with whom the Company and/or any of its affiliates have any contractual and/or commercial relationship of whatsoever nature, existing or under negotiation on or before the effective date of termination of the Employee’s employment with the Company.

8.2.3.	The Employee acknowledges that the Company, when determining the Employee’s high Salary, took into account the obligations set forth in this Section 8.2.

8.3.	Intellectual Property

The Employee acknowledges that any invention, improvement, or developments, resulting from the Employee’s employment with the Company and/or developed during the Term shall be the properly of the Company, and the Employee waives all rights and claims in connection therewith. In the event that the Company wishes to protect any such inventions, the Employee will cooperate with the Company, as requested.

8.4.	Survival, Injunctive Relief, and Other Provisions

8.4.1.	The provisions of this Section 8 shall survive termination of this Agreement and shall be and remain in full force and effect at all times thereafter.

8.4.2.	The Employee agrees that if he breaches any provision in this Section 8, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by the Employee without showing or proving any actual damage sustained by the Company and an award of all costs and attorney’s fees incurred in seeking enforcement.

8.4.3.

The Employee specifically acknowledges, stipulates and agrees that the protective covenants are reasonable under the circumstances and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company,

Nevertheless, if any of the restrictions set forth herein are found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth herein to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

9.	General Provisions

9.1.	The Company may assign or transfer this Agreement or any right, claim or obligation provided herein, provided however that none of the Employee’s rights under this Agreement are thereby diminished.

9.2.	The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

9.3.	Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, or via e-mail if includes an electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

9.4.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the State of Israel in any dispute related to this Agreement.

9.5.	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matters hereof, and supersedes all prior agreements and understandings between the parties with respect thereto.

9.6.	The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

9.7.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties or their duly authorized representatives.

9.8.	This Agreement includes the terms to be contained in, and constitutes, the written notice to be delivered to the Employee pursuant to the Notice to Employee Law (Terms of Employment), 2002.

IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Agreement on the day and year first set forth above.

(Signature)	/s/ Erez Vigodman /s/ Michal Arlosoroff	(Signature)	/s/ Ignacio Dominguez

Makhteshim Agan Industries, Ltd.		Ignacio Dominguez

By:	Erez Vigodman and Michal Arlosoroff

Title:	CEO and GLC